Exhibit 3.2
State Of South Carolina
Secretary Of State
Articles of Amendment
Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
1.	The name of the corporation is The South Financial Group, Inc.

2.	Date of Incorporation: May 21, 1986.

3.	Agent’s Name and Address: William P. Crawford, Jr., 102 S. Main Street, Greenville, SC 29601.

4.	On May 6, 2008, the corporation adopted two amendments to its Articles of Incorporation:
     Amendment #1
     Section 6(c) of the Articles of Incorporation is hereby removed and replaced with the following:
     Any plan of merger, share exchange, sale of substantially all the company’s assets, consolidation or dissolution (for which shareholder approval is required pursuant to applicable South Carolina law) to be adopted, must be approved by (1) a majority of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong, and (2) a majority of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. This majority vote standard is adopted in lieu of the two-thirds vote standard set forth in Sections 33-11-103(e), 33-12-102(e) and 33-14-102(f) of the South Carolina Business Corporation Act of 1988, as amended.
     Sections 6(f), 6(h) and 6(i) of the Articles of Incorporation are hereby removed.
     Amendment #2
     A new Section 6(k), having the following language, shall be added:
     Section 6(g) of these Articles of Incorporation shall be subject to the subsequent sentences, and after the 2010 Annual Meeting of Shareholders, Section 6(g) shall be deemed to be of no further force and effect: The class of Directors whose terms end at the 2008 Annual Meeting of Shareholders shall be elected for a three-year term ending in 2011. The class of Directors whose terms end at the 2009 Annual Meeting of Shareholders shall be elected for a two-year term ending in 2011. The class of Directors whose terms end at the 2010 Annual Meeting of Shareholders shall be elected for a one-year term ending in 2011, and subsequent thereto, all Directors shall be elected for one-year terms.
5.	The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: Not applicable.
6.	Complete either a or b, whichever is applicable.

1.	☑	Amendment adopted by shareholder action.

At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed*
Voting	Outstanding	Votes Entitled	Represented at	Shares

Group	Shares	to be Cast	the Meeting	For	Against	Abstain
Amendment #1
Common	72,619,780	72,619,780	67,551,986	62,739,031	4,363,927	449,219
Stock

Amendment #2
Common	72,619,780	72,619,780	67,551,986	62,813,621	4,267,577	471,105
Stock

2.	☐	Amendment was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended and shareholder action was not required.
7.	Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State. Not applicable.

Date: May 12, 2008	The South Financial Group, Inc. (Name of Corporation)

William P. Crawford, Jr., Secretary

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